Exhibit 99

GORMAN-RUPP REPORTS RECORD SECOND QUARTER AND SIX MONTH RESULTS
Mansfield, Ohio — July 26, 2007 — The Gorman-Rupp Company (AMEX:GRC) reports record earnings and sales for the second quarter and six months ended June 30, 2007.
Net income during the second quarter of 2007 increased 18.9% to $6,538,000 compared to $5,499,000 for the same period in 2006. Net sales during the quarter increased 17.3% to $79,647,000 compared to $67,905,000 in 2006. Earnings per share for the second quarter 2007 were $0.49 compared to $0.41 during 2006.
Net income for the first six months of 2007 increased 15.9% to $11,630,000 compared to $10,037,000 during 2006. Net sales increased 14.2% to $154,108,000 during the first six months of 2007 compared to $134,992,000 during 2006. Earnings per share for the first six months of 2007 were $0.87 compared to $0.75 in 2006.
Record net income resulted from additional sales and corresponding improvement in manufacturing efficiencies during the quarter. The Company’s Mansfield Division and Patterson Pump Company subsidiary both reported strong sales of pumps and pump systems for water, wastewater and de-watering applications. Integration of Gorman-Rupp Europe B.V. into the Company continued during the quarter, providing expanded European market opportunities.
Patterson Pump Company completed on-time delivery in June of a $15.0 million pump order for a New Orleans flood control project.
The backlog of orders at June 30, 2007 was $98.0 million compared to the record $115.2 million at March 31, 2007. The decrease primarily reflects the record level of shipments during the quarter.
Jeffrey S. Gorman, President and CEO, stated, “We are extremely pleased with the record sales and earnings during the second quarter and first six months. 2007 is shaping up to be a very good year for Gorman-Rupp. Our product diversity in the fluid-handling markets, and related infrastructure, has produced very positive results both domestically and internationally”.
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$79,647	$67,905	$154,108	$134,992
Cost of products sold	61,548	52,318	119,944	104,455

Gross Profit	18,099	15,587	34,164	30,537

Selling, general and administrative expenses	8,286	7,643	16,726	15,749

Operating Income	9,813	7,944	17,438	14,788
Other income (expense) — net	625	439	1,043	643

Income Before Income Taxes	10,438	8,383	18,481	15,431
Income taxes	3,900	2,884	6,851	5,394

Net Income	$6,538	$5,499	$11,630	$10,037

Basic and Diluted Earnings Per Share	$0.49	$0.41	$0.87	$0.75
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	June 30,	December 31,
	2007	2006
Assets

Cash and short-term investments	$24,630	$16,855
Accounts receivable — net	52,213	45,135
Inventories — net	51,241	50,299
Deferred income taxes and other current assets	3,048	7,829

Total Current Assets	131,132	120,118

Property, Plant and Equipment — Net	54,785	52,351

Deferred income taxes and other assets	19,908	15,071

Total Assets	$205,825	$187,540

Liabilities and Shareholders’ Equity

Accounts payable	$15,308	$10,417
Accrued liabilities and expenses	21,479	17,229

Total Current Liabilities	36,787	27,646

Income Taxes Payable	1,466	—
Retirement Benefits	1,438	4,185
Postretirement Benefits	28,105	27,567

Minority Interest	483	—

Shareholders’ Equity	137,546	128,142

Total Liabilities and Shareholders’ Equity	$205,825	$187,540

Shares outstanding	13,360,004	13,360,004